EXHIBIT 10.6

MIFFLINBURG BANK AND TRUST COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (the "Agreement") is adopted this 7          day of ___August, 2009, by and between MIFFLINBURG BANK AND TRUST COMPANY, a state-chartered commercial bank located in Mifflinburg, Pennsylvania (the "Bank") and THOMAS C. GRAVER Jr. (the "Executive"). The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended from time to time.

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1	"Beneficiary" means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.2

"Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.3	"Board" means the Board of Directors of the Bank as from time to time constituted.

1.4

"Change in Control" means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder.

1.5	"Code" means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, including such regulations and guidance as may be promulgated after the Effective Date.

1.6

"Disability" means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees or directors of the Bank provided that the definition of "disability" applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration's or the provider's determination.

1.7

"Early Termination" means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause, or within twelve (12) months following a Change in Control.

1.8	"Effective Date" means July 1, 2009.

1.9	"Normal Retirement Age" means the Executive attaining age sixty-five (65).

1.10	"Plan Administrator" means the plan administrator described in Article 6.

1.11

"Plan Year" means each twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.12	"Schedule A" means the schedule attached to this Agreement and made a part hereof. Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.

1.13

"Separation from Service" means the termination of the Executive's employment with the Bank for reasons other than death or Disability. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive's employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination. A change in the Executive's employment status will not be considered a Separation from Service if:

(a)

the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)

the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

1.14

"Specified Employee" means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise.

1.15	"Termination for Cause" has that meaning set forth in Article 5.

Article 2

Distributions During Lifetime

2.1

Normal Retirement Benefit. Upon the Executive reaching Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Sixty-Three Thousand ($63,000).

2.1.2

Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing within thirty (30) days following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.2	Early Termination Benefit. Upon the Executive's Early Termination, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1

Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit set forth on Schedule A. For any Separation from Service which occurs other than at the end of the Plan Year, the benefit shall be pro rated to take into account the Executive's service during such partial Plan Year by dividing the difference in the balance at the end of the current Plan Year and the balance at the end of the preceding Plan Year into twelve (12) and multiplying this amount by the number of completed months since the last complete Plan Year. This amount will be added to the Annual Benefit amount at the end of the preceding Plan Year on Schedule A.

2.2.2

Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing within thirty (30) days following the Executive's Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.3

Disability Benefit. If the Executive experiences Disability prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1

Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit set forth on Schedule A. For any Disability which occurs other than at the end of the Plan Year, the benefit shall be pro rated to take into account the Executive's service during such partial Plan Year by dividing the difference in the balance at the end of the current Plan Year and the balance at the end of the preceding Plan Year into twelve (12) and multiplying this amount by the number of completed months since the last complete Plan Year. This amount will be added to the Annual Benefit amount at the end of the preceding Plan Year on Schedule A.

2.3.2

Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing within thirty (30) days following Normal Retirement Age. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.4

Change in Control Benefit. Upon a Change in Control followed within twelve (12) months by the Executive's Separation from Service, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1

Amount of Benefit. The benefit under this Section 2.4 is benefit under this Section 2.4 is the Change in Control Annual Benefit set forth on Schedule A. For any Separation from Service which occurs other than at the end of the Plan Year, the benefit shall be pro rated to take into account the Executive's service during such partial Plan Year by dividing the difference in the balance at the end of the current Plan Year and the balance at the end of the preceding Plan Year into twelve (12) and multiplying this amount by the number of completed months since the last complete Plan Year. This amount will be added to the Annual Benefit amount at the end of the preceding Plan Year on Schedule A.

2.4.2

Distribution of Benefit. The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing within thirty (30) days following the Executive's Separation from Service. The annual benefit shall be distributed to the Executive for fifteen (15) years.

2.4.3

Parachute Payments. Notwithstanding any provision of this Agreement to the contrary, and to the extent allowed by Code Section 409A, if any benefit payment under this Section 2.4 would be treated as an "excess parachute payment" under Code Section 280G, the Bank shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment.

2.5

Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.6

Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive's income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount the Bank has accrued with respect to its obligations hereunder, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7

Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend this Agreement to delay the timing or change the foiiii of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;
(b)	must, for benefits distributable under Sections 2.1 and 2.3, be made at least twelve (12) months prior to the first scheduled distribution;
(c)

must, for benefits distributable under Sections 2.1, 2.2 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.

2.8.

Recalculation of Benefits. At the end of each Plan Year, the Plan Administrator shall compare (A) the cumulative after-tax benefit expenses (the "Aggregate Accrued Liability") associated with the Supplemental Executive Retirement Agreements for Thomas C. Graver Jr., Jeffrey J. Kapsar, and Jeffrey P. Reber (the "2009 Mifflinburg SERP Participants") with (B) the cumulative cash surrender value increases of life insurance policies (not taking into account opportunity costs) owned by the Bank on the lives of the 2009 Mifflinburg SERP Participants. To the extent that (B) is less than (A) in any given Plan Year the Aggregate Accrued Liability shall be recalculated (i.e., reduced) until (B) equals (A). The corresponding benefit amounts set forth in Sections 2.1.1 and 3.1.1 of this Agreement shall be correspondingly recalculated based upon the new Aggregate Accrued Liability. The individual benefit recalculation for the 2009 Mifflinburg SERF Participants shall be determined on a pro rata basis. The Bank shall unilaterally amend the Agreement accordingly. Within thirty (30) days of the benefit recalculation, a new Schedule A shall be provided to the Executive.

Subsequent to such a benefit reduction, if (B) is greater than (A) in any given Plan Year, the Aggregate Accrued Liability shall similarly be recalculated (i.e., increased). The individual benefit recalculation for the 2009 Mifflinburg SERP Participants shall be determined on a pro rata basis, provided, however, that, for purposes of this Agreement, the maximum annual Normal Retirement Benefit for the Executive shall be Sixty Three Thousand Dollars ($63,000). The Bank shall unilaterally amend the Agreement accordingly. Within thirty (30) days of the benefit recalculation, a new Schedule A shall be provided to the Executive.

Article 3

Distribution at Death

3.1

Death During Active Service. If the Executive dies while in the active service to the Bank, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is Six Hundred Twenty Five Thousand Two Hundred Fifty Four Dollars ($625,254).

3.1.2

Distribution of Benefit. The Bank shall distribute the benefit to the Executive in a lump sum within sixty (60) days following the Executive's death. The Beneficiary shall be required to provide to the Bank the Executive's death certificate.

3.2

Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

3.3

Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement but dies prior to the date that commencement of said benefit distributions are scheduled to be made under this Agreement, the Bank shall distribute to the Beneficiary the same benefits to which the Executive was entitled prior to death, except that the benefit distributions shall be paid in the manner specified in Section 3.1.2 and shall commence within sixty (60) days following the Executive's death. The Beneficiary shall be required to provide to the Bank the Executive's death certificate.

Article 4
Beneficiaries

4.1

Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement to a Beneficiary upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Executive participates.

4.2

Beneficiary Designation: Change; Spousal Consent. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. If the Executive names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Plan Administrator, must be signed by the Executive's spouse and returned to the Plan Administrator. The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive's death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4

No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive's spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive's estate.

4.5

Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5

General Limitations

5.1

Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive's service is terminated by the Board for:

(a)	Gross negligence or gross neglect of duties to the Bank; or
(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive's employment with the Bank; or
(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Bank.

5.2

Suicide or Misstatement. No benefits shall be distributed if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3

Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.4

Non-compete Provision. The Executive shall forfeit any non-distributed benefits under this Agreement if during the term of this Agreement and within twelve (12) months following a Separation from Service, the Executive, directly or indirectly, either as an individual or as a proprietor, stockholder, partner, officer, director, employee, agent, consultant or independent contractor of any individual, partnership, corporation or other entity (excluding an ownership interest of three percent (3%) or less in the stock of a publicly-traded company):

(i)

becomes employed by, participates in, or becomes connected in any manner with the ownership, management, operation or control of any bank, savings and loan or other similar financial institution if the Executive's responsibilities will include providing banking or other financial services within the twenty-five (25) miles of any office maintained by the Bank as of the date of the termination of the Executive's employment;

(ii)

participates in any way in hiring or otherwise engaging, or assisting any other person or entity in hiring or otherwise engaging, on a temporary, part-time or permanent basis, any individual who was employed by the Bank as of the date of termination of the Executive's employment;

(iii)	assists, advises, or serves in any capacity, representative or otherwise, any third party in any action against the Bank or transaction involving the Bank;

(iv)

 sells, offers to sell, provides banking or other financial services, assists any other person in selling or providing banking or other financial services, or solicits or otherwise competes for, either directly or indirectly, any orders, contract, or accounts for services of a kind or nature like or substantially similar to the financial services performed or financial products sold by the Bank (the preceding hereinafter referred to as "Services"), to or from any person or entity from whom the Executive or the Bank, to the knowledge of the Executive provided banking or other financial services, sold, offered to sell or solicited orders, contracts or accounts for Services during the three (3) year period immediately prior to the termination of the Executive's employment;

(v)

divulges, discloses, or communicates to others in any manner whatsoever, any confidential information of the Bank, to the knowledge of the Executive, including, but not limited to, the names and addresses of customers or prospective customers, of the Bank, as they may have existed from time to time, of work performed or services rendered for any customer, any method and/or procedures relating to projects or other work developed for the Bank, earnings or other information concerning the Bank. The restrictions contained in this subparagraph (v) apply to all information regarding the Bank, regardless of the source that provided or compiled such information. Notwithstanding anything to the contrary, all information referred to herein shall not be disclosed unless and until it becomes known to the general public from sources other than the Executive.

5.4.1

Judicial Remedies. In the event of a breach or threatened breach by the Executive of any provision of these restrictions, the Executive recognizes the substantial and immediate harm that a breach or threatened breach will impose upon the Bank, and further recognizes that in such event monetary damages may be inadequate to fully protect the Bank. Accordingly, in the event of a breach or threatened breach of these restrictions, the Executive consents to the Bank's entitlement to such ex parte, preliminary, interlocutory, temporary or permanent injunctive, or any other equitable relief, protecting and fully enforcing the Bank's rights hereunder and preventing the Executive from further breaching any of his obligations set forth herein. Nothing herein shall be construed as prohibiting the Bank from pursuing any other remedies available to the Bank at law or in equity for such breach or threatened breach, including the recovery of damages from the Executive. The Executive expressly acknowledges and agrees that: (i) the restrictions set forth in Section 5.4 hereof are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Bank in Section 5.4 hereof are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 5.4 hereof will not be materially adverse to the Executive's employment with the Bank, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Agreement.

5.4.2

Overbreadth of Restrictive Covenant. It is the intention of the parties that if any restrictive covenant in this Agreement is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent palliated under the law as to area, breadth and duration.

Article 6

Administration of Agreement

6.1

Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

6.2

Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.3

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5

Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

6.6

Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7

Claims And Review Procedures

7.1

Claims Procedure. An Executive or Beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1

Initiation — Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2

Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3

Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)	An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and
(e)	A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or the entire claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1

Initiation — Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator's notice of denial, must file with the Plan Administrator a written request for review.

7.2.2

Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

7.2.3

Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4

Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5

Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and

(d)	A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

Article 8

Amendments and Termination

8.1

Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Code Section 409A and any and all Treasury regulations and guidance promulgated thereunder.

8.2

Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Code Section 409A. Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:

(a)

Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and further provided that all the Bank's arrangements which are substantially similar to this Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such termination;

(b)

Upon the Bank's dissolution or with the approval of a bankruptcy court provided that the amounts deferred under this Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)

Upon the Bank's termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements ("Similar Arrangements"), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the amount the Bank has accrued with respect to its obligations hereunder, determined as of the date of the termination of this Agreement, to the Executive in a lump sum subject to the above terms.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2

No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4

Tax Withholding. The Bank shall withhold any taxes that in its reasonable judgment are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Pennsylvania, except to the extent preempted by the laws of the United States of America.

9.6

Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7

Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the temi "Bank" as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8

Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9

Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10

Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank. Any alternative acts shall be restricted to actions which do not violate Section 409A of the Code.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12

Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13

Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Mifflinburg Bank & Trust

250 East Chestnut Street

Mifflinburg, PA 17844

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14

Deduction Limitation on Benefit Payments. If the Bank reasonably anticipates that the Bank's deduction with respect to any distribution under this Agreement would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Bank to ensure that the entire amount of any distribution from this Agreement is deductible, the Bank may delay payment of any amount that would otherwise be distributed under this Agreement. The delayed amounts shall be distributed to the Executive (or the Beneficiary in the event of the Executive's death) at the earliest date the Bank reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

9.15	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE:	BANK:
MIFFLINBURG BANK AND TRUST COMPANY

/s/ Thomas C. Graver, Jr.	By /s/ Robert K. Lynch
Thomas C. Graver Jr.	Title Secretary

1

2

Prepared 04/08/2009

© 2009 Clark Consulting

This document is provided to assist your legal counsel in documenting your specific arrangement. The laws of the various states may differ considerably, and this specimen is for general information only. It is not a form to be signed, nor is it to be construed as legal advice. Failure to accurately document your arrangement could result in significant losses, whether from claims of those participating in the arrangement, from the heirs and beneficiaries of participants, or from regulatory agencies such as the Internal Revenue Service, the Department of Labor, or bank examiners. License is hereby granted to your legal counsel to use these materials in documenting solely your arrangement.

In general, if your bank is subject to SEC regulation, implementation of this or any other executive or director compensation program may trigger rules requiring certain disclosures on Form 8-K within four days of implementing the program. Consult with your SEC attorney, if applicable, to determine your responsibilities under the disclosure rules.

IMPORTANT NOTICE ON CODE SECTION 409A COMPLIANCE

It is critical that you consult with your legal and tax advisors to determine the impact of Internal Revenue Code Section 409A to your particular situation. On April 10, 2007 the Treasury Department issued final regulations implementing the requirements of Section 409A which apply to nonqualified deferred compensation arrangements.

1

FIRST AMENDMENT TO THE

MIFFLINBURG BANK AND TRUST COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This FIRST AMENDMENT is entered into this 21st day of December, 2017, by and between Mifflinburg Bank and Trust Company, (the "Bank") and Thomas C. Graver Jr. (the "Executive").

WHEREAS, the Bank and the Executive executed a Supplemental Executive Retirement Agreement on August 7, 2009 (the "Agreement"); and

WHEREAS, the Bank and the Executive now wish to amend the Agreement to remove the Bank's ability to unilaterally change the amount of the Executive's benefit under the Agreement;

NOW, THEREFORE, the Bank and the Executive amend the Agreement as follows: Section 2.8 of the Agreement shall be deleted in its entirety.

The remaining provisions of the Agreement shall remain unchanged and unaffected by this Amendment.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have executed this First Amendment as of the date indicated above.

Executive:	Bank:

/s/ Thomas C. Graver, Jr.	By: /s/ John R. Showers
Thomas C. Graver Jr.	John R. Showers: Secretary

2

SECOND AMENDMENT TO THE

MIFFLINBURG BANK AND TRUST COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS SECOND AMENDMENT is entered into this 3rd day of October 2023, by and between Mifflinburg Bank and Trust Company (the "Bank") and Thomas C. Graver Jr. (the "Executive").

WHEREAS, the Bank and the Executive executed a Supplemental Executive Retirement Agreement on August 7, 2009 (as amended, the "Agreement"); and

WHEREAS, the Bank and the Executive now wish to amend the Agreement to increase the Executive's benefits;

NOW, THEREFORE, the Bank and the Executive amend the Agreement as follows: Section 2.1.1 of the Agreement shall be placed by the following:

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is Seventy-One Thousand Dollars ($71,000).

Section 3.1.1 of the Agreement shall be placed by the following:

3.1.1 Amount of Benefit. The benefit under this Section 3.1 is the greater of (i) Six Hundred Twenty-Five Thousand Two Hundred Fifty-Four Dollars ($625,254) or (ii) the total amount the Bank has accrued with respect to its obligations under this Agreement as of the date of the Executive's death.

The Schedule A attached to and made part of the Agreement shall be replaced by the Schedule A attached hereto.

The remaining provisions of the Agreement shall remain unchanged and unaffected by this Amendment.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have executed this Second Amendment as of the date indicated above.

Executive:	Bank:

/s/ Thomas C. Graver, Jr.	By: /s/ John R. Showers
Its: Secretary

3

1

2